[LETTERHEAD]
Exhibit 5.1

October 31, 2002

TiVo Inc.
2160 Gold Street
Alviso, California 95002

Re:    Registration Statement on Form S-3; 529,114 shares of Common Stock, par value $.001 per share

Ladies and Gentlemen:

In connection with the registration of the resale by the holders thereof of an additional 529,114 shares of common stock of the Company, par value $.001 per share (the “Shares”) issuable upon conversion of $40,400,000 aggregate principal amount of the Company’s 7% Convertible Senior Notes due 2006 (the “Notes”), under the Securities Act of 1933, as amended (the “Act”), by TiVo Inc., a Delaware corporation (the “Company”), on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Act on October 31, 2002 (the “Registration Statement”), which registration statement incorporates by reference the contents of the registration statement on Form S-3 (File No. 333-69530) filed by the Company with the Commission on September 17, 2001, as amended on November 1, 2001, you have requested our opinion with respect to the matters set forth below. Capitalized terms used herein without definition have the meanings assigned to them in the indenture dated as of August 28, 2001 (the “Indenture”) by and between the Company and The Bank of New York, as trustee.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.
Subject to the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued upon conversion of the Notes in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”

Very truly yours,

/s/    Latham & Watkins